Exhibit 5.1

[Perkins Coie LLP Letterhead]

April 25, 2017

Blucora, Inc.

10900 NE 8th Street, Suite 800

Bellevue, Washington 98004

Re:    Blucora, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to 1,511,509 shares of common stock, par value $0.0001 per share (the “Shares”), of Blucora, Inc. (“Blucora”) to be offered and sold by the selling shareholder identified in the Registration Statement.

We have examined the Registration Statement and such documents and records of Blucora as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instructions presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP